Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Second Quarter 2004 Earnings Up 33%

and Net Interest Income up 55%

Core Loans increased 82% to $455 million

and Core Deposits increased 34% to $331 million at June 30, 2004 versus June 30, 2003

COSTA MESA, Calif., July 21, 2004 (BUSINESS WIRE) — Pacific Mercantile Bancorp (Nasdaq: PMBC) today reported that its net income increased $231,000, or 33%, to $940,000 during the second quarter 2004, compared to $709,000 during the same quarter of 2003. For the six months ended June 30, 2004, net income grew by $300,000, or 21%, to $1.7 million compared to $1.4 million during the same six months of 2003.

Earnings per diluted share were $0.09 for the quarter ended June 30, 2004, as compared to $0.11 in the second quarter of 2003, and $0.16 for the six months ended June 30, 2004, as compared to $0.21 for the same six months in 2003, due to an increase of approximately 57% and 59% in the weighted average number of diluted shares outstanding in the quarter and six months ended June 30, 2004, respectively, as compared to the same periods in 2003, due to the completion of a public offering of 3,680,000 shares of our common stock in December 2003.

The increase in net income for the quarter ended June 30, 2004, was due primarily to a $1.8 million, or 55%, increase in net interest income, which more than offset a $1.5 million, or 60.1%, decline in noninterest income. For the six months ended June 30, 2004, the increase in net income was due primarily to a $3.5 million, or 51%, increase in net interest income, which more than offset a $2.7 million decline in noninterest income and a $276,000 increase in provision for loan losses. The primary contributor to the growth in net income for both the second quarter and six months ended June 30, 2004 was a $205 million, or 82%, increase in core net loans (excluding those held for sale) to $455 million at June 30, 2004, from $250 million at June 30, 2003.

This increase in core loans outstanding was funded by a reduction in lower yielding earning assets, including federal funds sold, and an increase in the volume of lower cost core deposits (consisting of demand, savings and money market deposits), which grew by $84 million, or 34%, to $331 million at June 30, 2004 from, $247 million at June 30, 2003. As a result, while total deposits increased by $56 million or nearly 12% at June 30, 2004, as compared to June 30, 2003, interest expense increased by approximately 1% in both the quarter and six months ended June 30, 2004, as compared to the respective corresponding periods of 2003.

The net proceeds from our common stock offering in December 2003, along with the growth in net income, enabled us to increase our tangible book value per share by 17% to $7.27 per share at June 30, 2004, as compared to $6.21 per share at June 30, 2003.

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July 21, 2004

“The additional capital we raised in our latest public offering will enable us to further expand our banking franchise in accordance with our strategic plan. The new Long Beach Financial Center, with an anticipated opening scheduled for late summer 2004, will close the distribution gap between Beverly Hills and our Orange County Financial Centers. We have identified the Manager, and hiring for the Long Beach Financial Center is in progress,” said President and CEO, Raymond E. Dellerba.

Mr. Dellerba added, “Commercial loan demand is improving, along with the economy, in our southern California financial markets. The Board of Directors, employees and I are extremely grateful to our new and existing shareholders and clients for their strong support for our banking franchise.”

Results of Operations

Second Quarter 2004 versus Second Quarter 2003

Net Interest Income. In the second quarter of 2004, net interest income, after the provision for loan losses, increased $1.8 million, or 58%, to $4.9 million, from $3.1 million in the second quarter a year ago, primarily as a result of core loan growth. Net interest margin improved to 2.81% in the quarter ended June 30, 2004, from 2.25% in the second quarter of 2003, due largely to the increase in core loan volume and increase in the proportion of total deposits represented by core deposits in the second quarter of 2004, as compared to the same quarter last year. As a result of that increase in core deposits, interest expense increased only by 1% in the second quarter of 2004, as compared to the second quarter last year, even though total deposits were $56 million, or 12% higher, at June 30, 2004, than at June 30, 2003.

Noninterest Income. Noninterest income declined by $1.5 million, or 60%, to $1.0 million in the second quarter of 2004, from $2.5 million for the same period in 2003, due primarily to a decline in the volume of mortgage refinancings in the quarter ended June 30, 2004, as compared to the like quarter of 2003.

Operating Expenses. Operating expenses declined by $206,000, or 5%, to $4.3 million in the second quarter of 2004, from $4.5 million in the same period in 2003, primarily as a result of cost cutting measures taken by the mortgage loan division in response to lower mortgage refinancing production volumes. Our efficiency ratio improved to 70% in the second quarter of 2004, from 77% in the second quarter of 2003, a result of the growth in revenues and the reduction in operating expenses in the quarter ended June 30, 2004.

Six Months Ended June 30, 2004, versus Six Months Ended June 30, 2003

Net Interest Income. Net interest income after the provision for loan losses increased $3.2 million, or 52%, to $9.5 million in the six month period ended June 30, 2004, from $6.2 million in the six month period ended June 30, 2003, as a result of a 25% increase in our average earning assets to $720 million from $575 million in the same period of 2003, which generated a $3.6 million, or 29%, increase in interest income in the six month period ended June 30, 2004, over the same six month period in 2003. Net interest margin was 2.90% in the six month period ended June 30, 2004, compared to 2.40% in the same period of 2003, which was the result of the rising interest rate environment and the increases in the volume of our core loans, which generate higher yields than our other earning assets, and in the volume of lower cost core deposits during the first half of 2004. We increased the provision for loan losses by $276,000 in the six month period ended June 30, 2004, over the same period in 2003, in response to the growth in core loan production.

Noninterest Income. Noninterest income decreased by $2.7 million, or 54%, to $2.2 million in the six month period ended June 30, 2004, compared to $4.9 million in the like period of 2003. That decrease was primarily due to a $2.3 million, or 66%, decline in mortgage banking income to $1.2 million in the six months ended June 30, 2004, from $3.4 million in the same period of 2003 that was attributable to a reduction in the volume of

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July 21, 2004

refinancing of mortgages as the interest rate environment rose beginning in the second half of 2003. Also contributing to the decrease in noninterest income was a $256,000, or 41%, decline in gains on sale of securities (consisting primarily of mortgage backed securities) available for sale.

Operating Expenses. Even though net interest income increased, we were able to reduce operating expenses by $46,000 in the six month period ended June 30, 2004, compared to the same period in 2003. The decline in operating expenses was due to staff reductions that we made as a result of the slowing in mortgage lending activity, partially offset by an increase in other expenses associated with our financial centers and increased commercial lending activities. Due to the combination of the increase in net interest income and the reduction in operating expenses, our efficiency ratio (operating expenses as a percentage of total revenues) improved to 70% in the six month period ended June 30, 2004, from 75% in the six month period ended June 30, 2003.

Balance Sheet Growth and Asset Quality

Net loans, including loans held for sale, at June 30, 2004, increased $163 million or 52% to $479 million, from $316 million at June 30, 2003. Investments (mainly mortgage backed securities) declined to $247 million at June 30, 2004, from $260 million at June 30, 2003. The net loan increase of 52% contributed to a 23% increase in total assets to $797 million at June 30, 2004, from $650 million one year earlier. Deposits also increased significantly, growing by $56 million, or 12%, to $535 million at June 30, 2004, from $479 million at June 30, 2003, inclusive of a $54 million, or 43%, increase in noninterest bearing deposits to $179 million, or 34%, of total deposits, at June 30, 2004. By comparison, noninterest bearing deposits totaled $125 million, or 26%, of total deposits, at June 30, 2003. At the same time, higher cost time deposits declined by 12% to $204 million at June 30, 2004, as compared to $232 million at June 30, 2003.

At June 30, 2004, loans classified as non-performing, 90 days past due, and impaired totaled $13,000 and we had no restructured loans. As of the same date the allowance for loan losses totaled $4.0 million, or 0.88%, of core loans outstanding, as compared to $3.0 million and 1.19%, respectively, at June 30, 2003. The decline in the ratio to 0.88% was due to (i) a net charge off of $822,000 during the first quarter ended March 31, 2004, relating to an impaired loan, for which reserves had been established and included in the allowance for loans losses at December 31, 2003, and (ii) the increase in the volume of core loans outstanding at June 30, 2004. Other non-performing assets at June 30, 2004, consisted of $1.5 million in other real estate owned valued at lower of cost or market.

“We continue to execute our strategic plan, as the economy improves, by focusing on core loan growth which we expect will generate higher interest income during the balance of this year, as was the case in the second quarter 2004 when net interest income increased by 55% as compared to second quarter 2003,” said Nancy Gray, CFO.

Commercial Banking

Pacific Mercantile Bank now has over $797 million in assets and is positioned to further increase its $455 million portfolio of net core loans by expansion into new market segments. Our present financial center locations provide us with entrees into a wider Southern California client base, whose need for commercial loans can, we believe, readily be satisfied by our strong capital and liquidity.

Internet Banking

“It gives me great pleasure to announce the creation of a new position, Senior Vice President, PMB Internet Bank Manager, and the appointment of Mr. Ben Loveless to that position,” said Raymond Dellerba. Mr. Loveless has 30 years of banking experience and previously was an organizing senior officer and Chief of

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July 21, 2004

Operations at an internet-only bank. We are looking to Mr. Loveless to build the earning assets and manage the growth of the Internet Bank as well as to introduce some new Internet products and ideas. Mr. Dellerba went on to say, “We have long been looking to enhance the capabilities, services and revenues of our Internet Bank and we believe that Ben Loveless is the man for the job.” One of the first major enhancements in progress is the capability to complete online consumer mortgage applications.

Mortgage Banking

Interest rates have been rising since their lowest levels in the second quarter of 2003, which has resulted in substantial industry wide reductions in mortgage origination volume over the past twelve months. The mortgage division has therefore implemented a strategic initiative that places emphasis on providing enhanced customer services, including development of new loan programs and a streamlining of the loan process for faster response time to the customer. In addition, a concentrated effort to increase loan origination sources from wholesale business channel (third party mortgage brokerage companies) was begun during the second quarter with the hiring of additional wholesale account executives.

“The mortgage division continues to seek more wholesale business through account executives servicing small to medium size mortgage companies,” said Jasna Penich, EVP Operations.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999, and of PMB Securities Corp., which was founded in June 2002 and moved into its newly constructed Newport Beach facility in December 2002.

The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates four Orange County financial centers located in Newport Beach, Costa Mesa, La Habra and San Clemente, one Los Angeles County financial center in Beverly Hills, and one San Diego County financial center in La Jolla. A seventh financial center, at 211 East Ocean Boulevard, Suite 110, in Long Beach, California, is anticipated to open in late summer of 2004. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com, and has attracted customers throughout California and other areas of the country.

PMB Securities Corp., an SEC registered securities broker-dealer and member of the National Association of Securities Dealers, Inc. (NASD), the brokerage accounts of which are SIPC insured, is engaged in the retail securities brokerage business. PMB Securities Corp. is located at 450 Newport Center Drive, Suite 110, Newport Beach, next to the Bank’s original location. “PMB Securities Corp. continues to innovate and refine its client orientation, offering a full array of products and convenient services to include online trading, equity and income securities opportunities, as well as a broad range of fee based asset management programs,” said Jim Miller, its President and CEO.

Forward-Looking Statements.

Statements in the news release that are not historical facts or which refer to the Company’s expectations or beliefs about trends in its business or its future financial performance constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities

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July 21, 2004

Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements regarding the Company’s future performance or financial condition are based on current information and are subject to a number of risks and uncertainties that could cause our actual results to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to: possible increases in competition from other financial institutions; changes in local or national economic conditions and changes in Federal Reserve Board monetary policies, which could cause interest rates to increase, and loan demand or mortgage originations to decline and thereby reduce the Bank’s net margins and operating results; increased government regulation which could increase the costs of our operations; the Company’s ability to successfully enter new markets or introduce new financial products or services; the costs and the possible adverse impact on operating results of planned growth and expansion; the possible adverse effect on operating results if loan delinquencies were to increase; our dependence on certain key officers for our future success. These, as well as other risk factors and uncertainties, are discussed in greater detail in the Pacific Mercantile Bancorp’s reports filed with the Securities and Exchange Commission, including its Prospectus dated December 8, 2003, and its Annual Report on Form 10-K for its fiscal year ended December 31, 2003.

Readers are urged to read the discussion of those risks and uncertainties that are contained in that Prospectus and that Annual Report and are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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July 21, 2004

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended June 30,		Percent Change	Six Months Ended June 30,		Percent Change
	2004	2003		2004	2003
Total interest income	$8,069	$6,196	30.2%	$16,006	$12,439	28.7%
Total interest expense	2,887	2,855	1.1%	5,643	5,595	0.9%

Net interest income	5,182	3,341	55.1%	10,363	6,844	51.4%
Provision for loan losses	258	222	16.2%	873	597	46.2%

Net interest income after provision for loan losses	4,924	3,119	57.9%	9,490	6,247	51.9%
Noninterest income
Service charges & fees	155	181	(14.4)%	340	316	7.6%
Net gains on sales of securities	50	198	(74.7)%	369	625	(41.0)%
Mortgage banking income	623	1,861	(66.5)%	1,165	3,440	(66.1)%
Other noninterest income	183	292	(37.3)%	366	514	(28.8)%

Total noninterest income	1,011	2,532	(60.1)%	2,240	4,895	(54.2)%
Noninterest expense
Salaries & employee benefits	2,247	2,395	(6.2)%	4,659	4,726	(1.4)%
Occupancy and equipment	854	765	11.6%	1,703	1,514	12.5%
Other noninterest expense	1,209	1,356	(10.8)%	2,445	2,613	(6.4)%

Total noninterest expense	4,310	4,516	(4.6)%	8,807	8,853	(0.5)%

Income before income taxes	1,625	1,135	43.2%	2,923	2,289	27.7%
Income tax expense	685	426	60.8%	1,199	865	38.6%

Net Income	$940	$709	32.6%	$1,724	$1,424	21.1%

Net income per share:
Basic	$0.09	$0.11		$0.17	$0.22
Diluted	$0.09	$0.11		$0.16	$0.21

Weighted average shares outstanding (in thousands)
Basic	10,082	6,400		10,081	6,400
Diluted	10,515	6,681		10,513	6,630

Ratios(1)
ROA	0.48%	0.45%		0.46%	0.47%
ROE	5.29%	7.16%		4.86%	7.32%
Efficiency ratio	69.59%	76.89%		69.88%	75.42%

Net interest margin (1)	2.81%	2.25%		2.90%	2.40%

(1)	Ratios and net interest margin for the three and six month periods ended June 30, 2004, and 2003 have been annualized.

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CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	June 30		Percentage Increase (Decrease)
	2004	2003
ASSETS
Cash and due from banks	$32,657	$26,803	21.8%
Fed funds sold	22,100	35,000	(36.9)%
Interest bearing deposits	608	1,296	(53.1)%
Investments	247,430	260,206	(4.9)%
Loans (net of allowance of $3,994 and $3,025, respectively)	454,937	250,316	81.7%
Loans held for sale	23,736	65,268	(63.6)%
Investment in unconsolidated trust subsidiaries	527	527	NM
Other assets	15,097	10,961	37.7%

Total Assets	$797,092	$650,377	22.6%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$179,436	$125,111	43.4%
Interest bearing deposits
Interest checking	19,623	11,848	65.6%
Savings/money market	132,277	110,343	19.9%
Certificates of deposit	203,693	231,559	(12.0)%

Total interest bearing deposits	355,593	353,750	0.5%

Total deposits	535,029	478,861	11.7%
Other borrowings	170,931	93,487	82.8%
Other liabilities	3,255	20,564	(84.2)%
Junior subordinated debentures	17,527	17,527	NM

Total liabilities	726,742	610,439	19.1%
Shareholders’ equity	70,350	39,938	76.1%

Total Liabilities and Shareholders’ Equity	$797,092	$650,377	22.6%

Tangible book value per share	$7.27	$6.21	17.1%

Shares outstanding	10,082,248	6,400,888

Year to Date Average Balances
Average gross loans (*)	$397,588	$234,672
Average loans held for sale	$21,336	$56,421
Average earning assets	$719,979	$575,496
Average assets	$756,871	$605,528
Average equity	$71,386	$39,240
Average interest bearing deposits	$344,616	$344,617

(*)	Excludes loans held for sale and allowance for loan loss (ALL).

Credit Quality Data (dollars in thousands)
Total non-performing assets	$1,529	$—
Net charge-offs year-to-date	$822	$7
Allowance for loan losses	$3,994	$3,025
Allowance for loan losses /gross loans (excl. loans held for sale)	0.88%	1.19%
Allowance for loan losses /total assets	0.50%	0.47%

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